EXHIBIT 99.1
T-Mobile Delivers Continued Durable Postpaid Account and ARPA Growth, Translating to Best-in-Class Financial Growth, Raises Guidance
Q1 Is Yet Another Proof Point That the Un-carrier’s Winning Formula of Best Network, Best Value and Best Experiences Drives New and Deepening Customer Relationships, Translating to Outsized Financial Results
Accelerating Account Growth and Deepening Customer Relationships Fueled by Widening Differentiation
•Postpaid net account additions of 217 thousand, grew 6% year-over-year
•Postpaid Average Revenue Per Account (“ARPA”) of $151.93 grew 3.9% year-over-year
Translating Strong Account Growth into Durable and Profitable Financial Growth(1)
•Service revenues of $18.8 billion grew 11% year-over-year, industry-leading growth
•Postpaid service revenues of $15.6 billion grew 15% year-over-year, industry-leading growth
•Net income of $2.5 billion decreased 15% year-over-year and included the impact of UScellular merger-related costs, including accelerated depreciation, net of tax, of $476 million
•Diluted earnings per share (“EPS”) of $2.27 decreased 12% year-over-year and included the impact of UScellular merger-related costs, including accelerated depreciation, net of tax, of $0.43
•Core Adjusted EBITDA(2) of $9.2 billion grew 12% year-over-year, industry-leading growth
•Net cash provided by operating activities of $7.2 billion grew 5% year-over-year, industry-leading growth
•Adjusted Free Cash Flow(2) of $4.6 billion grew 5% year-over-year, industry-leading growth
Extending Overall Network Lead with Best Assets, Customer Centricity and Technology Leadership
•A record share of recent switchers to T-Mobile say they made their choice primarily due to network quality, proof that improving network perception is driving network seekers to the Un-carrier(3)
•Fastest provider in Fixed Wireless Home Internet with median download speeds over 50% faster than next closest peer, based on T-Mobile’s analysis of Ookla data(4)
•As an initial step for T-Mobile to support the broader evolution of physical AI, Figure AI’s F03 humanoid robots in production are designed to connect to T-Mobile’s 5G Advanced network
Bellevue, WA — April 28, 2026 — T-Mobile US, Inc. (NASDAQ: TMUS) reported first quarter 2026 results today, delivering accelerating postpaid net account growth and strong postpaid ARPA growth. The company’s strong customer relationship results contributed to industry-best service revenue growth, including postpaid service revenue growth, strong net income, industry-leading Core Adjusted EBITDA growth, and industry-leading cash flow growth, while fueling stockholder returns of $6.0 billion.
“Q1 marked a strong start to the year as we continue to execute against our ambitious 2026 and 2027 targets, representing yet another proof point of our winning formula and unique differentiation,” said Srini Gopalan, CEO of T-Mobile. “We reported accelerating postpaid net account growth and strong postpaid ARPA growth, reflecting this team’s differentiated ability to not only attract new customer relationships but also deepen the engagement with our existing base. This drove the outsized results you see, including industry-leading financial growth. We’re more confident than ever in our strategy and the opportunities ahead of us, supported by the industry’s best growth portfolio in core wireless, broadband, and smart adjacencies. The best truly lies ahead of us.”
___________________________________________________________
(1)Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Core Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income, including, but not limited to, Special Items, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(3)HarrisX Mobile Insights, Q1 2026.
(4)Based on T-Mobile's analysis of Ookla® Speedtest Intelligence® data of fixed wireless access providers median download speeds, United States, Q1 2026.

Accelerating Account Growth and Deepening Customer Relationships Fueled by Widening Differentiation
•Postpaid net account additions of 217 thousand increased 12 thousand, or 6%, year-over-year. Postpaid account churn of 1.04%.
•Postpaid ARPA of $151.93 grew 3.9% year-over-year.

	Quarter
(in thousands, except churn and ARPA)	Q1 2026	Q4 2025	Q1 2025
Postpaid net account additions	217	261	205
Total postpaid accounts, end of period (2)	34,439	34,240	31,099
Postpaid account churn	1.04%	1.04%	0.94%
Postpaid ARPA	$151.93	$150.17	$146.22
(1)In the first quarter of 2026, we recognized a base adjustment to decrease postpaid accounts by 18,000, primarily due to combining certain business accounts that have multiple billing account numbers. The base adjustment had no impact on postpaid net account additions.

Translating Strong Account Growth into Durable and Profitable Financial Growth(1)
•Total service revenues increased 11% year-over-year to $18.8 billion, and Postpaid service revenues increased 15% year-over-year to $15.6 billion.
•Net income decreased 15% year-over-year to $2.5 billion and included the impact of UScellular merger-related costs, including accelerated depreciation, net of tax, of $476 million.
•Diluted EPS decreased 12% year-over-year to $2.27 per share and included the impact of UScellular merger-related costs, including accelerated depreciation, net of tax, of $0.43.
•Core Adjusted EBITDA increased 12% year-over-year to $9.2 billion.
•Net cash provided by operating activities increased 5% year-over-year to $7.2 billion.
•Cash purchases of property and equipment, including capitalized interest increased 7% year-over-year to $2.6 billion.
•Adjusted Free Cash Flow increased 5% year-over-year to $4.6 billion.
•Stockholder Returns of $6.0 billion in Q1 2026, including common stock repurchases of $4.9 billion and cash dividends of $1.1 billion as part of the then-current stockholder return authorization of up to $14.6 billion in 2026, for cumulative stockholder returns(2) of $51.4 billion since program inception, split across repurchases of $42.1 billion and cash dividends of $9.3 billion. On April 23, 2026, the company announced that the Board of Directors has increased the company’s 2026 stockholder return authorization to up to $18.2 billion, representing an increase of up to $3.6 billion from its prior 2026 authorization.

	Quarter			Q1 2026 vs. Q4 2025	Q1 2026 vs. Q1 2025
(in millions, except EPS)	Q1 2026	Q4 2025	Q1 2025
Total service revenues	$18,831	$18,702	$16,925	0.7%	11.3%
Postpaid service revenues	15,629	15,378	13,594	1.6%	15.0%
Total revenues	23,107	24,334	20,886	(5.0)%	10.6%
Net income	2,504	2,103	2,953	19.1%	(15.2)%
Diluted EPS	2.27	1.88	2.58	20.7%	(12.0)%
Adjusted EBITDA	9,241	8,447	8,259	9.4%	11.9%
Core Adjusted EBITDA	9,240	8,445	8,258	9.4%	11.9%
Net cash provided by operating activities	7,222	6,654	6,847	8.5%	5.5%
Cash purchases of property and equipment, including capitalized interest	2,623	2,469	2,451	6.2%	7.0%
Adjusted Free Cash Flow	4,599	4,185	4,396	9.9%	4.6%
(1)     Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)     Beginning in Q3 2022 through March 31, 2026.

Extending Overall Network Lead with Best Assets, Customer Centricity and Technology Leadership
•A record share of recent switchers to T-Mobile say they made their choice primarily due to network quality, proof that improving network perception is driving network seekers to the Un-carrier
•Fastest provider in Fixed Wireless Home Internet with median download speeds over 50% faster than next closest peer, based on T-Mobile’s analysis of Ookla data
•As an initial step for T-Mobile to support the broader evolution of physical AI, Figure AI’s F03 humanoid robots in production are designed to connect to T-Mobile’s 5G Advanced network

See 5G device, coverage, and access details at T-Mobile.com. Switcher choice: HarrisX Mobile Insights, Q1 2026. Fixed Wireless Internet speeds: Based on T-Mobile's analysis of Ookla® Speedtest Intelligence® data of fixed wireless access providers median download speeds, United States, Q1 2026.

Raising 2026 Account and Financial Guidance
•Postpaid net account additions are expected to be between 950 thousand and 1.05 million, an increase from prior guidance of 900 thousand to 1.0 million.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $37.1 billion and $37.5 billion, an increase at the midpoint from prior guidance of $37.0 billion to $37.5 billion.
•Net cash provided by operating activities, including net payments for UScellular merger-related costs, is expected to be between $28.1 billion and $28.7 billion, an increase at the midpoint from prior guidance of $28.0 billion to $28.7 billion.
•Continues to expect cash purchases of property and equipment, including capitalized interest, to be approximately $10.0 billion.
•Adjusted Free Cash Flow, including net payments for UScellular merger-related costs, is expected to be between $18.1 billion and $18.7 billion, an increase at the midpoint from prior guidance of $18.0 billion to $18.7 billion. Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions, except Postpaid net account additions and Effective tax rate)	Previous		Current		Change (Mid-point)
Postpaid net account additions (thousands)	900	1,000	950	1,050	50
Net income (1)	N/A	N/A	N/A	N/A	N/A
Effective tax rate	25%	26%	25%	26%	—
Core Adjusted EBITDA (2)	$37,000	$37,500	$37,100	$37,500	$50
Net cash provided by operating activities	28,000	28,700	28,100	28,700	50
Capital expenditures (3)	~10,000		~10,000		—
Adjusted Free Cash Flow	18,000	18,700	18,100	18,700	50
(1)T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Special Items, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of company operations, excluding the impact of lease revenues from related device financing programs.
(3)Capital expenditures means cash purchases of property and equipment, including capitalized interest.

Financial Results
For more details on T-Mobile’s Q1 2026 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at https://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Tuesday, April 28, 2026, at 4:30 p.m. (EDT)

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Submit Questions via X
Send a post to @TMobileIR or @SriniGopalan using $TMUS.

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (https://investor.t-mobile.com), newsroom website (https://t-mobile.com/news), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR X account (https://x.com/TMobileIR), the @SriniGopalan X account (https://x.com/SriniGopalan) and our CEO’s LinkedIn account (https://www.linkedin.com/in/srini-gopalan/), both of which Mr. Gopalan also uses as a means for personal communications and observations, and the @TMobileCFO X account (https://x.com/tmobilecfo), and our CFO’s LinkedIn account (https://www.linkedin.com/in/peter-osvaldik-3887394), both of which Mr. Osvaldik also uses as a means for personal communications and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As the supercharged Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is powered by an award-winning 5G network that connects more people, in more places, than ever before. With T-Mobile’s unique value proposition of best network, best value and best experiences, the Un-carrier is redefining connectivity and fueling competition while continuing to drive the next wave of innovation in wireless and beyond. Headquartered in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Mint Mobile. For more information, visit https://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: competition, industry consolidation and changes in the market for wireless communications services and other forms of connectivity; cyberattacks, disruptions, data loss or other security breaches; our inability to adopt and deploy network technologies in a timely and effective manner; our inability to effectively execute our digital initiatives and drive customer and employee adoption of emerging technologies; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; the timing and effects of any pending and future acquisition, investment, joint venture, merger or divestiture involving us, including our inability to obtain any required regulatory approval necessary to consummate any such transactions or to achieve the expected benefits of such transactions; adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in oil prices, inflation or interest rates, tariffs and trade restrictions, supply chain disruptions, fluctuations in global currencies, immigration policies, and impacts of geopolitical instability, such as global conflict, wars and further escalations thereof; operational delays, higher procurement costs, such as memory chip cost impacts on smartphones, and operational costs, and increased regulatory and compliance complexities, for example, as a result of changes to trade policies, including higher tariffs, restrictions and other economic disincentives to trade; our inability to successfully deliver new products and services; any failure or inability of our third parties (including key suppliers) to provide products or services for the operation of our business; sociopolitical volatility and polarization and risks related to environmental, social and governance matters; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms; changes in the credit market conditions, credit rating downgrades or an inability to access debt markets; our inability to maintain effective internal control over financial reporting; compliance with the current regulatory framework, including our national security obligations, and any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy, data protection and artificial intelligence; unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings; difficulties in protecting our intellectual property rights or if we infringe on the intellectual property rights of others; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked; our exclusive forum provision as provided in our Certificate of Incorporation; interests of Deutsche Telekom AG (“DT”), our controlling stockholder, which may differ from the interests of other stockholders; our current and future stockholder return programs may not be fully utilized, and our share repurchases and dividend payments pursuant thereto may fail to have the desired impact on stockholder value; future sales of our common stock by DT and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the Federal Communications Commission; and other risks as disclosed in our most recent annual report on Form 10-K, and subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures, including Adjusted EBITDA, Core Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Free Cash Flow margin. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Special Items, Income tax expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of these measures and Net income is variable.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter
(in millions)	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026
Net income	$2,953	$3,222	$2,714	$2,103	$2,504
Adjustments:
Interest expense, net	916	922	924	1,012	1,031
Other expense, net	46	11	78	89	132
Income tax expense	885	1,058	814	532	830
Operating income	4,800	5,213	4,530	3,736	4,497
Depreciation and amortization	3,198	3,146	3,408	3,756	3,817
Stock-based compensation (1)	168	178	217	209	203
UScellular merger-related costs	14	33	73	143	406
Network restructuring initiative costs (2)	—	—	—	93	76
Legal-related expenses (recoveries), net (3)	6	(4)	8	6	54
Impairment expense	—	—	278	—	—
Other, net (4)	73	(19)	170	504	188
Adjusted EBITDA	8,259	8,547	8,684	8,447	9,241
Lease revenues	(1)	(6)	(4)	(2)	(1)
Core Adjusted EBITDA	$8,258	$8,541	$8,680	$8,445	$9,240
(1)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements.
(2)In Q4 2025, we began implementing network restructuring initiatives as a result of recent technological advancements that enhanced our Customer-Driven Coverage insights. Network restructuring initiative costs consist of network decommissioning and contract termination costs related to the rationalization of our network and backhaul services and the elimination of duplicative costs.
(3)Legal-related expenses (recoveries), net consists of the settlement of certain litigation and compliance costs associated with the August 2021 cyberattack, net of insurance recoveries.
(4)Other, net, primarily consists of certain severance, restructuring and other expenses, gains and losses, not directly attributable to the UScellular acquisition, which are not reflective of T-Mobile’s ongoing core business activities and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA. Other, net, for the three months ended March 31, 2026 and December 31, 2025, includes $141 million and $390 million of severance and related costs associated with the 2025-2026 workforce transformation, respectively.
Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, stock-based compensation and certain expenses, gains and losses, which are not reflective of our ongoing operating performance (“Special Items”). Special Items include UScellular merger-related costs, costs associated with the network restructuring initiative (as discussed above), certain legal-related expenses and recoveries, Impairment expense, restructuring costs not directly attributable to the UScellular acquisition (including severance), and other non-core gains and losses. Core Adjusted EBITDA represents Adjusted EBITDA less device lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management, including our chief operating decision maker, to monitor the financial performance of our operations and allocate resources of the company as a whole. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Core Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and to facilitate comparisons with other wireless communications and broadband services companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, and Special Items. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of device lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Adjusted Free Cash Flow and Adjusted Free Cash Flow margin are calculated as follows:

	Quarter
(in millions, except percentages)	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026
Net cash provided by operating activities	$6,847	$6,992	$7,457	$6,654	$7,222
Cash purchases of property and equipment, including capitalized interest	(2,451)	(2,396)	(2,639)	(2,469)	(2,623)
Adjusted Free Cash Flow	$4,396	$4,596	$4,818	$4,185	$4,599
Net cash provided by operating activities margin (Net cash provided by operating activities divided by Service revenues)	40.5%	40.1%	40.9%	35.6%	38.4%
Adjusted Free Cash Flow margin (Adjusted Free Cash Flow divided by Service revenues)	26.0%	26.4%	26.4%	22.4%	24.4%
Adjusted Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, including capitalized interest. Adjusted Free Cash Flow is utilized by T-Mobile’s management, investors and analysts to evaluate cash available to pay debt, repurchase shares, pay dividends and provide further investment in the business.
Adjusted Free Cash Flow margin - Adjusted Free Cash Flow divided by Service revenues. Adjusted Free Cash Flow margin is utilized by T-Mobile’s management, investors, and analysts to evaluate the company’s ability to convert service revenue efficiently into cash available to pay debt, repurchase shares and provide further investment in the business.

T-Mobile US, Inc.
Operating Measures
(Unaudited)

The following table sets forth Postpaid ARPA:

	Quarter
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026
Postpaid ARPA	$146.22	$149.87	$149.44	$150.17	$151.93

Postpaid ARPA - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.